Exhibit 3.1(b)

CERTIFICATE OF FORMATION

OF

ANACHEMIA MINING, LLC

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Adopted in accordance with the provisions of §18-101

of the Limited Liability Company Act

of the State of Delaware

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The undersigned, being duly authorized to execute and file this Certificate of Formation for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., does hereby certify as follows:

FIRST

The name of the limited liability company is Anachemia Mining, LLC (the “Company”).

SECOND

The Company’s registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, City of Wilmington, New Castle County, Delaware 19808. The registered agent of the Company for service of process at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 14th day of July 2011.

/s/ Thomas D.Salus
Thomas D. Salus Authorized Person